                                                                      Exhibit 11

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (Dollar amounts in thousands, except share per share data)


                                                                   Six Months Ended
                                                          June 30, 2002      June 30, 2001
1. Income before cumulative effect of change in
    accounting principle                                  $     2,493         $     1,991

2. Cumulative effect on years prior to 2002 of a
    change in accounting for goodwill
                                                                  (97)                  0
                                                       -----------------------------------
3. Net income                                             $     2,396         $     1,991
                                                       ===================================

4. Weighted average common shares outstanding
                                                            1,984,507           1,985,784
5. Common stock equivalents due to dilutive effect
    of stock options                                                0                   0
                                                       -----------------------------------
6. Total weighted average common shares and
    equivalents outstanding                                 1,984,507           1,985,784
                                                       ===================================

7. Basic and diluted earnings per share before
    change in accounting principle                        $      1.26         $      1.00
                                                       ===================================

8. Basic and diluted earnings per share                   $      1.21         $      1.00
                                                       ===================================